Exhibit 99.1

Dallas, Texas, Dec. 13, 2011 — On November 16, 2011, the Securities and Exchange Commission (the “SEC”) issued an Order under Section 12(j) of the Securities Exchange Act of 1934 (as Amended) revoking the registration of all classes of securities of Arcland Energy Corporation (OTCBB: ACLY). As a result of the Order, the Company’s stock, which had traded in the over-the-counter market, will no longer trade publicly.

Arcland’s Board of Directors is currently assessing the future needs of the Company and is working to develop an appropriate strategy in response to the SEC’s order. The Company will continue to keep its shareholders informed of material developments regarding the Company in the future.

Forward-Looking Statements

This document contains discussion of items that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Arcland believes the expectations reflected in such statements are based on reasonable assumptions, it can give no assurances that its expectations will be achieved. Factors that could cause actual results to differ from expectations include, but are not limited to, general economic conditions in markets in which we do business, other general risks related to its common stock, and other uncertainties and business issues that are detailed in its filings with the Securities and Exchange Commission. All information provided in this release and in the attachments is current as of December 12, 2011 and the Company undertakes no duty to update this information.

17101 Preston Road, Suite 210, Dallas TX 75248

http://www.arclandenergy.com | info@arclandenergy.com

Ph: 214-774-4940 | Fax: 214-687-0019